UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2006

Commission		I.R.S. Employer
File Number	Registrant, State of Incorporation, Address and Telephone Number	Identification No.

1-8809	SCANA Corporation	57-0784499
(a South Carolina corporation)
1426 Main Street, Columbia, South Carolina 29201
(803) 217-9000

1-3375	South Carolina Electric & Gas Company	57-0248695
(a South Carolina corporation)
1426 Main Street, Columbia, South Carolina 29201
(803) 217-9000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
     240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
     240.13e-4(c))

This combined Form 8-K is separately provided by SCANA Corporation and South Carolina Electric & Gas Company. Information contained herein relating to any individual company is furnished by such company on its own behalf. Each company makes no representation as to information relating to the other company.

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 10, 2006, SCANA Corporation (SCANA, and together with its subsidiaries, the Company) issued the press release attached hereto as Exhibit 99.1. The press release discloses a non-GAAP measure, GAAP-adjusted net earnings from operations, which in 2005 and 2004 excludes from net income the effect of sales of certain investments and in 2004 excludes the effect of an impairment charge and a charge related to pending litigation. The Company’s management believes that GAAP-adjusted net earnings from operations provides a meaningful representation of the Company’s fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management’s opinion, GAAP-adjusted net earnings from operations is a useful indicator of the financial results of the Company’s primary businesses. This measure is also a basis for management’s provision of earnings guidance and growth projections, and it is used by management in making resource allocation and other budgetary and operational decisions. This non-GAAP performance measure is not intended to replace the GAAP measure of net earnings, but is offered as a supplement to it.

Item 8.01 OTHER EVENTS

FERC COMPLIANCE MATTERS

In 2004 and early 2005, SCANA and certain of its affiliates, like other integrated utilities, were the subject of an investigation by the Federal Energy Regulatory Commission’s (FERC) Office of Market Oversight and Investigations (OMOI) focusing, among other things, on the relationship between the Company’s merchant and transmission functions. These relationships are among those addressed in FERC Order 2004, a primary purpose of which order is to ensure that affiliates of transmission providers have no marketplace advantage over non-affiliated market participants. In connection with that investigation, the Company was assessed no monetary damages or penalties; however, under terms of a Settlement and Consent Agreement entered into on April 1, 2005, and approved by FERC order dated April 27, 2005, SCANA agreed to the implementation of a compliance plan which includes periodic reports to OMOI.

On January 2, 2006, SCANA provided to the FERC a quarterly update on this compliance plan, which included an acknowledgment of the Company’s discovery that it may have improperly utilized network transmission services, rather than point-to-point transmission services, for purchases and sales of electricity in violation of South Carolina Electric & Gas Company’s open access transmission tariff and applicable orders under the Federal Power Act that prohibit the use of network transmission service in support of certain “off-system” sales. This acknowledgement was in part the result of the Company's preliminary review of a FERC order issued following its examination of another energy provider in September 2005. Upon further review of that order and a comprehensive analysis, the Company has now determined and notified the FERC that it did improperly utilize network transmission service in a large number of purchase and sale transactions.

In response to this discovery, the Company has notified the FERC and has ceased participation in such transactions, has instituted additional self-restrictive procedures as safeguards to ensure full compliance in this area in the future, has committed to certain modifications to its compliance plan, including increased levels of training and monitoring and is fully cooperating with OMOI to resolve this matter.

As of December 31, 2005, the Company has recorded a loss accrual in the amount of approximately $0.8 million based on its estimation of net revenues from these transactions that occurred after the date of the Settlement and Consent Agreement and that might be subject to disgorgement pursuant to FERC orders. However, there remains uncertainty as to what additional actions may be taken by the FERC. Potential actions could include further modifications to the compliance plan or other non-monetary remedies. In addition to the disgorgement of profits, such remedies could also include penalties of up to a maximum of $1 million per violation or per day since August 8, 2005, the effective date of the Energy Policy Act of 2005. The Company estimates that there were approximately 1,200 of these transactions since August 8, 2005, that, despite the immaterial profits from the transactions, could be deemed in violation of the FERC's rule on the use of network transmission service. In light of the Company’s self-reporting and other cooperation in the investigation of this matter, the Company's belief that no market participants or customers of the Company were harmed or disadvantaged by the transactions, and the Company’s institution of appropriate safeguards referred to above, the Company does not believe that such sanctions are warranted. Nonetheless, the Company cannot predict what, if any, actions the FERC will take with respect to this matter, and is unable to determine if the resolution of this matter will have a material adverse impact on its operations, cash flows or financial condition.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit 99.1 Press release dated February 10, 2006

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. The signature of each registrant shall be deemed to relate only to matters having reference to such registrant and any subsidiaries thereof.

SCANA Corporation
South Carolina Electric & Gas Company
(Registrants)

February 10, 2006	By:	/s/James E. Swan, IV
James E. Swan, IV
Controller

EXHIBIT INDEX

Number

99.1	Press release dated February 10, 2006.